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EXHIBIT 99.1

GENIUS PRODUCTS COMPLETES ACQUISITION OF AMERICAN VANTAGE MEDIA


SOLANA BEACH & SANTA MONICA, Calif. -- March 22, 2005 -- Company Adds Premier Independent Film/Specialty Video Wellspring Brand, Consisting of 750-Title Film/TV, 800 Short Film Library, Plus Other Assets

Genius Products, Inc. (OTCBB:GNPI) and American Vantage Companies (NASDAQ:AVCS) today announced the signing and completion of an agreement under which Genius Products has acquired American Vantage Media Corporation (AVMC), a wholly-owned subsidiary of American Vantage Companies.

AVMC owns the Wellspring brand, which consists of a film/TV library with more than 750 titles, an 800-title short film library, an interest in the popular "The O.C." television show and certain other assets. According to American Vantage Companies, AVMC had revenues of approximately $20 million in 2004, including about $13 million from its library operations.

The transaction consideration includes 7.0 million shares of Genius Products' common stock and five-year warrants to purchase 1.4 million Genius Products shares, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share, and the assumption of certain liabilities.

Trevor Drinkwater, chief executive officer of Genius Products, described Wellspring as a highly respected and well recognized brand throughout the world of independent films that complements the Genius Products Branded Distribution Network. He said the transaction adds significantly to the company's revenue base and is in keeping with Genius Products' strategy of building a formidable portfolio of entertainment products.

"We see this acquisition as an important means of leveraging the efficient infrastructure Genius Products has built over the past year," Drinkwater said. "With a broadened base of high quality, diverse, proprietary content, we believe Genius Products is strategically positioned to work even closer with retailers to develop customized programs that meet their sales, gross margin and targeted demographic objectives. In turn, this should generate meaningful cash flow and margin for Genius Products as titles are released and re-released in multiple formats.

"The transaction exemplifies the type of strategic acquisitions we plan to pursue in the future, as we remain fully focused on expanding our portfolio of brands, library of proprietary content and leveraging our overhead," Drinkwater said. "This acquisition complements our already strong presence in the independent film world and our relationship with The Sundance Channel(TM) and IFILM(TM). We will look to duplicate this strategy in other categories to include classic content with TV Guide(R) and AMC(R); family content with Bazooka(R) and Baby Genius(R); and comedies with National Lampoon(R).

"Through the acquisition, we are also pleased to be gaining talented new staff members, including Ryan Werner, who leads AVMC's theatrical releasing division, and AVMC's Marie Therese Guirgis, who directs AVMC's film acquisition group. They both will continue in their respective roles with Genius Products," Drinkwater added.

Stephen K. Bannon, chief executive officer of American Vantage Media, who becomes co-chairman of Genius Products, said, "We were attracted to Genius Products because of the strength of its management team, the company's access to retail channels and its unique retail-centric view of program development and merchandising excellence. Our staff is excited about our new home with Genius Products, whose distribution platform is ideally suited to more fully take advantage of the Wellspring brand and the library's inherent value."



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AVMC distributes filmed entertainment -- consisting of independent and art-related films, musical performances, documentaries and holistic living programming -- through major home video retailers, broadcast and cable outlets, specialty theater chains, and a direct mail catalog. Numerous titles within Wellspring's library have garnered nearly every major award in the media business, including the Oscar, Grammy, Peabody, Golden Globe and Palm d'Or. Among its many critically acclaimed titles are "Tarnation," "Red Lights," "Breaker Morant," "Breathless," "Z," "My Dinner with Andre" and the American Masters(R) series. Later this spring, Wellspring will theatrically release Todd Solondz's "Palindromes," starring Ellen Barkin.

Wellspring's Home Video and Worldwide Sales libraries include major works by Francois Truffaut, Jean Luc Godard, Eric Rohmer, Luchino Visconti, Rainer Werner Fassbinder, Hou Hsiao-Hsien, The Taviani Brothers, Peter Greenaway, Jacques Demy, Akira Kurosawa, Pedro Almodovar, Michelangelo Antonioni, Lina Wertmuller and more. In addition to Jonathan Caouette's "Tarnation" and "Red Lights," past and upcoming Wellspring theatrical releases include critically acclaimed films such as Alexander Sokurov's "Russian Ark," hailed by Roger Ebert as "one of the most astonishing films ever made"; Akira Kurosawa's masterpiece "Ran"; "The Circle" and "Crimson Gold" by Jafar Panahi; "Girlhood" by Liz Garbus; "In My Skin" by Marina de Van; "Carnage" by Delphine Gleize; "Friday Night" by Claire Denis; "Madame Sata" by Karim Ainouz; "Marooned in Iraq" by Bahman Ghobadi; "Yi Yi" by Edward Yang; "Les Destinees" by Olivier Assayas; "Under the Sand" by Francois Ozon; "Adventures of Felix" by Olivier Ducastel and Jacques Martineau; "Pola X" and "Mauvais Sang" by Leos Carax; "Humanite" and "29 Palms" by Bruno Dumont; "What Time Is It There?" by Tsai Ming-liang; and "Notorious C.H.O." by Lorene Machado. Wellspring's home video unit also focuses on enlightening health and wellness programming, including Joseph Campbell's "The Power of Myth," and titles featuring the work of Deepak Chopra, Dr. Andrew Weill, Dr. Paul Lam, Alan Watts and Caroline Myss.

Genius Products was advised in this transaction by the investment banking firm Cappello Capital Corp. and the law firm of Morrison & Foerster. AVCS was advised by Jefferies & Company and the law firm of Snow Becker Krauss.

About Genius Products, Inc.

Genius Products, Inc. (OTCBB:GNPI) is a fully integrated, multi-brand entertainment company that produces and distributes products, including DVDs and CDs. Its products are sold in retail outlets nationwide under well-known brands, including AMC(R), TV Guide(R), IFILM(TM), Sundance Channel Home Entertainment(TM), Bazooka(R), Jay Jay The Jet Plane(R), National Lampoon(R), The Twilight Zone(TM), Baby Genius(R), Tonka(R), My Little Pony(R), Curious George(R) and Paddington Bear(TM). Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products, including books.

Safe Harbor Statement

Except for historical matters contained herein, the matters discussed in this news release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect Genius Products' business, forecasts, projections and prospects, and cause results to differ from these forward-looking statements. Actual results could vary for many reasons, including, but not limited to, the ability to consummate the proposed merger transaction and integrate the companies, the effectiveness of new leadership, the timely development and acceptance of new products, the market demand for current products, and general market conditions. Other such risks and uncertainties include the company's ability to grow its business, to obtain additional licenses, and to meet anticipated release schedules and other matters, which are described in the company's filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this news release.